Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(2)
Registration No. 333-155855

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

9.750% Senior Notes Due 2014	$1,500,000,000	100%	$58,950

(1)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 2, 2008)

$1,500,000,000

Staples, Inc.

9.750% Senior Notes due January 15, 2014

This is an offering of $1,500,000,000 aggregate principal amount of our 9.750% Senior Notes due January 15, 2014, which we refer to as the Notes. We will pay interest on January 15 and July 15 of each year beginning July 15, 2009 for the Notes. The Notes will rank equally with all our other unsecured and unsubordinated indebtedness.

The Notes will bear interest at a rate of 9.750% per year and will mature on January 15, 2014. The interest rate on the Notes may be adjusted under the circumstances described in this prospectus supplement under "Description of Notes—Interest Rate Adjustment."

We may redeem the Notes at any time at the redemption price set forth herein. Upon the occurrence of both (a) a change of control of Staples, Inc. and (b) a downgrade of the Notes below an investment grade rating by any two of Fitch Ratings, Moody's Investors Services, Inc. and Standard & Poor's Rating Services within a specified period, we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

The Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples the Office Superstore, Limited Partnership, which we refer to as the Subsidiary Guarantors. The Subsidiary Guarantors may be released from their respective obligations under the indenture upon the occurrence of certain circumstances described under "Description of Debt Securities—Subsidiary Guarantees" in the prospectus accompanying this prospectus supplement.

Investing in the Notes involves risks. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2008 and the "Risk Factors" section on page S-4 of this prospectus supplement.

	Per Senior Note	Total
Public Offering Price	100.00%	$1,500,000,000
Underwriting Discount	0.60%	$9,000,000
Proceeds to Staples (before expenses)	99.40%	$1,491,000,000

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from the date of original issuance, expected to be January 15, 2009.

Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about January 15, 2009, against payment therefor in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Barclays Capital	Banc of America Securities LLC	HSBC

Co-Managers
KeyBanc Capital Markets	Scotia Capital
PNC Capital Markets LLC	Keefe, Bruyette & Woods

The date of this prospectus supplement is January 12, 2009.

Prospectus Supplement

        You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus and any "free writing prospectus" we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell the Notes in any jurisdiction where the offer or sale of the Notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context requires otherwise, references to "Staples," "we," "us," "our," and the "Company" refer collectively to Staples, Inc. and its consolidated subsidiaries.

i

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. Before making a decision whether to invest in the Notes, you should read the entire prospectus supplement and the accompanying prospectus, including "Risk Factors" beginning on page S-4 and included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated herein by reference, and the financial statements and the notes to those statements, the pro forma financial information relating to our acquisition of Corporate Express N.V. and other information incorporated by reference.

Company Overview

        Staples is the world's leading office products company. We pioneered the office products superstore concept by opening the first office products superstore in Brighton, Massachusetts in 1986 to serve the needs of small businesses. The office products industry has experienced significant growth since 1986, expanding to include a variety of retailers, dealers, and distributors, including other high-volume office supply chains. Staples, Inc. and its subsidiaries operate in three business segments: North American Retail, North American Delivery and International Operations.

  •
  Staples' North American Retail Operations consist of our U.S. and Canadian business units that sell office products, supplies and services through 1,832 retail stores as of November 1, 2008.

  •
  Staples' North American Delivery Operations consist of our U.S. and Canadian contract, catalog and internet business units that sell and deliver office products, supplies and services directly to customers.

  •
  Staples' International Operations consist of business units that operate office products stores and that sell and deliver office products and services directly to customers and businesses in 25 countries in Europe, Asia, Australia and South America.

        In July 2008, we acquired Corporate Express N.V. ("Corporate Express"), a Dutch office products distributor with operations in North America, Europe and Australia, through a tender offer for all of its outstanding capital stock. The acquisition of Corporate Express establishes Staples' contract business in Europe and Canada and increases our contract business in the United States. The acquisition also extends our geographic reach to Australia and New Zealand. As a result of the acquisition, we have operations in 27 countries.

        The aggregate cash purchase price of 2.8 billion Euros (approximately $4.4 billion, net of cash acquired) for the capital stock of Corporate Express and for our repayment of most of Corporate Express' debt was funded primarily with the sale of notes under our commercial paper program, which is backstopped by our $3.0 billion credit agreement, which we voluntarily reduced to $2.75 billion in December 2008, and additional funds from our $400.0 million credit facility, which was paid off and terminated in November 2008, our existing revolving credit facility and our available cash and short-term investments.

        At the time the tender offer was fully settled on July 23, 2008, we had acquired more than 99% of the outstanding capital stock of Corporate Express. We intend by the end of fiscal year 2009 to acquire the remaining capital of Corporate Express by means of a compulsory acquisition procedure in accordance with the Dutch Civil Code. In July 2008, we also acquired all of the outstanding 8.25% Senior Subordinated Notes due July 1, 2014 and all of the outstanding 7.875% Senior Subordinated Notes due March 1, 2015 of Corporate Express U.S. Finance Inc., a wholly owned subsidiary of Corporate Express.

        The operating results of Corporate Express have been included in our condensed consolidated financial statements since July 2, 2008, the date we declared the terms of the tender offer unconditional. The Corporate Express results are reported in Staples' North American Delivery and International Operations for segment reporting.

        The principal executive office of Staples, Inc. is located at Five Hundred Staples Drive, Framingham, Massachusetts 01702, and the telephone number is (508) 253-5000.

 The Offering

Issuer	Staples, Inc.
Securities Offered	$1,500,000,000 aggregate principal amount of 9.750% Senior Notes due January 15, 2014, which we refer to as the Notes.
Subsidiary Guarantors
The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples the Office Superstore, Limited Partnership, which we refer to as the Subsidiary Guarantors. The Subsidiary Guarantors may be released from their respective obligations under the indenture upon the occurrence of certain circumstances described under "Description of Debt Securities—Subsidiary Guarantees" in the prospectus accompanying this prospectus supplement.
Interest Payment Dates	Interest on the Notes will accrue from January 15, 2009 and will be payable semiannually in arrears on January 15 and July 15 of each year, beginning July 15, 2009.
Interest Rate Adjustment
The interest rate payable on the Notes will be subject to adjustments from time to time if Moody's Investors Service, Inc. or Standard & Poor's Ratings Services downgrades (or subsequently upgrades) the debt rating assigned to the Notes as described in "Description of Notes—Interest Rate Adjustment."
Ranking
The Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including our 7.375% senior notes due October 1, 2012 and amounts outstanding under (a) our $750 million revolving credit facility entered into in October 2006 (the "Revolving Credit Facility"), (b) our $3.0 billion credit agreement entered into in April 2008, which we voluntarily reduced to $2.75 billion in December 2008 (the "2008 Credit Agreement") and (c) our commercial paper program entered into in June 2008. See "Use of Proceeds."
Optional Redemption	We may redeem the Notes at any time at the redemption price set forth herein. See "Description of Notes—Optional Redemption."

Repurchase Upon a Change of Control	Upon the occurrence of both (a) a change of control of Staples, Inc. and (b) a downgrade of the Notes below an investment grade rating by any two of Fitch Ratings, Moody's Investors Service, Inc. and Standard & Poor's Ratings Services within a specified period, we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Change of Control."
Further Issuances
We reserve the right, from time to time, without the consent of the holders of the Notes, to issue additional Notes of the same series as the Notes on terms and conditions substantially identical to those of such Notes (except for the issue date and price to public), which additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, such Notes. See "Description of Notes—Further Issuances."
Certain Covenants
The indenture contains covenants that will limit our ability to create certain liens and engage in certain sale and leaseback transactions. The indenture does not limit the amount of debt that we, the Subsidiary Guarantors or any of our other subsidiaries may incur.
Trustee	HSBC Bank USA, National Association
Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.
Use of Proceeds	We will use the net proceeds from this offering for the repayment of existing indebtedness. See "Use of Proceeds."

        For additional information regarding the Notes, see "Description of Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

RISK FACTORS

        Investing in the Notes involves risks. You should carefully consider all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to make an investment. In particular, you should carefully consider the risks and uncertainties included in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2008 and incorporated by reference into the accompanying prospectus, as well as those risks referred to below and the "Cautionary Statement Regarding Forward-Looking Statements" in the accompanying prospectus.

Risks Relating to Ownership of the Notes

We will have a substantial amount of debt which could impact our ability to obtain future financing and continue our growth strategy.

        Our pro forma consolidated outstanding debt as of November 1, 2008 was $4.101 billion, after giving effect to the issuance of the Notes. Our consolidated debt may have the effect, generally, of restricting our flexibility in responding to changing market conditions and could make us more vulnerable in the event of a downturn in our business. Also, our level of debt could restrict our growth. Future indebtedness may be on terms that are more restrictive or burdensome than our current indebtedness. Our level of indebtedness may have important consequences, including: making it more difficult for us to satisfy our obligations under the Notes; limiting our ability to borrow additional amounts for working capital expenditures, debt service requirements, future acquisitions or other corporate purposes; and limiting our ability to use operating cash flow in other areas of our business.

The indenture does not restrict our ability to incur indebtedness.

        The indenture does not restrict us from incurring substantial additional indebtedness in the future. As of January 6, 2009, we had approximately $550 million available for additional borrowing under our Revolving Credit Facility and our 2008 Credit Agreement.

We may not be able to purchase the Notes if we experience a change of control triggering event.

        If we experience a change of control triggering event, we will be required to offer to purchase each holder's Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. When such change of control event occurs, we may not have sufficient financial resources to purchase all of the Notes that holders tender to us in connection with a change of control offer. The instruments governing our credit facilities also provide that a change of control will be a default that allows the lenders thereunder to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. Our failure to purchase the Notes as required under the indenture governing the Notes would be a default, which could have material adverse consequences for us. See "Description of Notes—Change of Control."

There is no public market for the Notes, which could limit their market price or your ability to sell them for an amount equal to or higher than their initial offering price.

        The Notes are a new issue of securities for which there currently is no trading market. We do not intend to apply for a listing of the Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you that a market will develop for the Notes or that you will be able to sell your Notes. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may terminate their market making activities at any time, in their sole discretion, which could negatively impact your ability to sell the Notes or the prevailing market price at the time you choose to sell.

The Notes will not be guaranteed by all of our subsidiaries.

        We conduct a substantial portion of our operations through our subsidiaries. Our subsidiaries are separate and distinct legal entities and, except for the Subsidiary Guarantors' obligations under the subsidiary guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make funds available to us to do so. In addition, none of our foreign affiliates is an obligor or guarantor in respect of the Notes. As a result, if we default on our obligations under the Notes, you will not have any direct claims against any of our non-Subsidiary Guarantors or foreign affiliates. In the event of a bankruptcy, liquidation or reorganization of any of our non-Subsidiary Guarantors, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture allows us to create and invest in subsidiaries, joint ventures and other corporate alliances, all of whose assets you will not have any claim against.

The subsidiary guarantees of the Notes may be limited in duration.

        The Notes will be guaranteed by certain of our wholly owned subsidiaries. The Subsidiary Guarantors may be released from their respective obligations under the indenture under certain circumstances. Under such circumstances the Notes would no longer have the benefit of subsidiary guarantees and holders of the Notes would no longer have direct claims against the Subsidiary Guarantors.

The subsidiary guarantees of the Notes may be subject to review under United States federal or state fraudulent transfer law, which could limit their enforceablility.

        To the extent that a United States court were to find that (x) the guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or a Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) the subsidiary issuing the guarantee did not receive fair consideration or reasonably equivalent value for issuing its guarantees and any Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, that court could avoid or subordinate the guarantees in favor of a Subsidiary Guarantor's other creditors. If the guarantees are subordinated, payments of principal and interest on the Notes generally would be subject to the prior payment in full of all other indebtedness of the Subsidiary Guarantor. Among other things, a legal challenge of the guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by us of the Notes. The extent (if any) to which a particular Subsidiary Guarantor may be deemed to have received such benefits may depend on our use of the proceeds of this offering, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the Subsidiary Guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. Based upon financial and other information currently available to it, we presently believe that the guarantees are being incurred for proper purposes and in good faith, and that the Subsidiary Guarantors (i) are solvent and will continue to be solvent after issuing the guarantees, (ii) will have sufficient capital for carrying on their business after such issuance and (iii) will be able to pay their debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions, or determine that any particular Subsidiary Guarantor received fair consideration or reasonably equivalent value for issuing its guarantee.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in the accompanying prospectus.

	Nine Months Ended(3)		Fiscal Year Ended
	Pro Forma(2) November 1, 2008	November 1, 2008	Pro Forma(2) February 2, 2008	February 2, 2008	February 3, 2007	January 28, 2006	January 29, 2005	January 31, 2004
Ratio of Earnings to Fixed Charges(1)	3.26×	4.45×	4.70×	7.70×	7.35×	6.45×	6.31×	5.07×

(1)
These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interest adjusted to add back interest expense (including an estimate of interest within rent expense) less capitalized interest and fixed charges. Fixed charges include capitalized interest and interest expense (including an estimate of interest within rent expense).

(2)
Sets forth the adjustment in our ratio of earnings to fixed charges on a pro forma basis to reflect the issuance of the Notes, including the receipt of the estimated net proceeds from the sale of the Notes after deducting the underwriting discount and estimated fees and expenses, and pending application of those proceeds. Reflects the issuance of $1.5 billion of Notes as of the beginning of the periods indicated. The pro forma ratios of earnings to fixed charges do not include any of the pro forma adjustments presented in "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this prospectus supplement and reflecting the combination of Staples and Corporate Express.

(3)
Includes the results of operations of Corporate Express from the date of its acquisition in July 2008.

 USE OF PROCEEDS

        Our net proceeds from the sale of the Notes in this offering, after deducting underwriting discounts and estimated fees and expenses will be approximately $1,489 million.

        We intend to use the net proceeds of this offering to repay in full the balance outstanding under our Revolving Credit Facility. As of January 6, 2009, we had outstanding $668 million under our Revolving Credit Facility, which currently bears interest at a rate of 0.6275 % per annum and is due October 2011.

        We also intend to use the net proceeds of this offering to repay in full the balance outstanding under our 2008 Credit Agreement, which currently serves as the primary backstop for our commercial paper program and is due July 2009. As of January 6, 2009, we had outstanding $656 million under the 2008 Credit Agreement, which currently bears interest at a rate of 2.3225% per annum. The 2008 Credit Agreement provides that the lenders' commitments under the 2008 Credit Agreement will be permanently reduced in an amount equal to the net cash proceeds received by us from this offering, effective ten business days following the receipt of such proceeds, with the proceeds to be held on deposit in the interim and applied only to the repayment of outstanding commercial paper and indebtedness under our Revolving Credit Facility. Following application of the net proceeds of this offering, we will have approximately $1.26 billion of availability under the 2008 Credit Agreement, which together with our Revolving Credit Facility, will continue to backstop our commercial paper program. See "Underwriting—Other Relationships."

        We also intend to use the net proceeds from this offering to repay approximately $165 million of our outstanding commercial paper indebtedness as it becomes due. As of January 6, 2009, we had outstanding $1,605 million of commercial paper, on an undiscounted basis. The commercial paper outstanding at January 6, 2009 bore interest at a weighted average rate of 5.6093% per annum and had a weighted average remaining maturity of approximately 16 days.

CAPITALIZATION

        The following table sets forth our capitalization as of November 1, 2008 on an actual basis and as adjusted to reflect the receipt of the estimated net proceeds from the sale of the Notes (after deducting the underwriting discount and estimated fees and expenses) and pending application of those proceeds. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in the accompanying prospectus.

	As of November 1, 2008(1)
	Actual	As Adjusted
	($ in thousands)
Cash, cash equivalents and short-term investments	$887,700	$887,700

Debt included in current liabilities:
Current maturities of long-term debt and commercial paper	$2,940,332	$2,119,332
Debt included in long-term liabilities:
Long-term debt, excluding current maturities	1,149,645	481,645
Notes offered hereby	—	1,500,000
Total debt	$4,089,977	$4,100,977
Total stockholders' equity	5,382,058	5,382,058

Total debt and stockholders' equity	$9,472,035	$9,483,035

(1)
Subsequent to November 1, 2008, we: (i) paid off the outstanding balance of $150 million under our $400 million term credit facility and terminated it; (ii) voluntarily reduced the total commitment amount under our 2008 Credit Agreement by $250 million to $2.75 billion; and (iii) paid off an additional $250 million of outstanding borrowings under our 2008 Credit Agreement. No adjustments for these subsequent events have been reflected in the table above.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        In July 2008, Staples acquired Corporate Express, a Dutch office products distributor with operations in North America, Europe and Australia, through a tender offer for all of its outstanding capital stock.

        At the time the tender offer was fully settled on July 23, 2008, Staples had acquired more than 99% of the outstanding capital stock of Corporate Express. Staples intends by the end of fiscal year 2009 to acquire the remaining capital of Corporate Express by means of a compulsory acquisition procedure in accordance with the Dutch Civil Code. In July 2008, Staples also acquired all of the outstanding 8.25% Senior Subordinated Notes due July 1, 2014 and all of the outstanding 7.875% Senior Subordinated Notes due March 1, 2015 of Corporate Express U.S. Finance Inc., a wholly owned subsidiary of Corporate Express.

        The aggregate cash purchase price of 2.8 billion Euros (approximately $4.4 billion, net of cash acquired) for the capital stock of Corporate Express and for the repayment of most of Corporate Express debt was funded primarily with the sale of notes under the Company's commercial paper program, which is backstopped by the Company's 2008 Credit Agreement, and additional funds from the Company's $400.0 million term credit facility, which was paid off and terminated in November 2008, its Revolving Credit Facility and available cash and short-term investments.

        The unaudited pro forma condensed combined financial information reflecting the combination of Staples and Corporate Express is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies' results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma information is based on historical consolidated financial information, which has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable.

        The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the acquisition. Staples' cost to acquire Corporate Express has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Therefore, the purchase price allocation adjustments are preliminary. Changes to these adjustments could impact the depreciation, amortization and income tax adjustments included in the unaudited pro forma condensed combined statements of income.

        The unaudited pro forma condensed combined statements of income include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements do not reflect any nonrecurring charges, such as restructuring costs, or the realization of potential cost savings. No assurances can be made that Staples will realize efficiencies related to the integration of the businesses sufficient to offset incremental transaction, merger-related, integration and restructuring costs over time. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, consolidated purchasing, sharing of best practices, and logistics network efficiencies.

        Staples' historical consolidated financial statements are prepared in accordance with US GAAP. Corporate Express' historical consolidated financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS"). Staples and Corporate Express management have performed an initial review of their respective accounting policies and the differences between IFRS and US GAAP and have preliminarily determined that conforming Corporate Express' policies to Staples'

policies creates no significant differences that impact the unaudited pro forma condensed combined financial statements, other than as described in Note 2 in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

        The unaudited pro forma condensed combined statement of income for the fiscal year ended February 2, 2008 and 39 weeks ended November 1, 2008 assumes that the business combination took place on the first day of fiscal 2007. Staples' fiscal year is the 52 or 53 weeks ending on the Saturday closest to January 31. Corporate Express' fiscal year end is on December 31. Therefore, the accompanying unaudited pro forma condensed combined statement of income for the fiscal year ended February 2, 2008 combines the historical 52 weeks ended February 2, 2008 statement of income for Staples and the historical fiscal year ended December 31, 2007 statement of income for Corporate Express. The accompanying unaudited pro forma condensed combined statement of income for the 39 weeks ended November 1, 2008 combines the historical 39 weeks ended November 1, 2008 statement of income for Staples (which includes the results of Corporate Express since its acquisition in July 2008) and the historical six months ended June 30, 2008 statement of income for Corporate Express, which represents the period Corporate Express' results were not consolidated into Staples' results.

        For the purpose of preparing the unaudited pro forma condensed combined financial information, Staples used its latest filed consolidated financial statements for the fiscal year ended February 2, 2008 from its annual report on Form 10-K filed with the SEC and its consolidated financial statements for the 39 weeks ended November 1, 2008 from its quarterly report on Form 10-Q filed with the SEC on December 2, 2008. Staples used Corporate Express' latest filed consolidated financial statements for the fiscal year ended December 31, 2007 from its annual report on Form 20-F filed with the SEC and Corporate Express' historical consolidated financial statements for the six months ended June 30, 2008 from Staples' current report on Form 8-K filed with the SEC on December 2, 2008.

        You should read this information in conjunction with the:

  i.
  accompanying notes to the unaudited pro forma condensed combined financial information;

  ii.
  separate historical audited consolidated financial statements of Staples as of and for the year ended February 2, 2008 included in Staples' annual report on Form 10-K for the year ended February 2, 2008;

  iii.
  separate historical audited consolidated financial statements of Corporate Express as of and for the year ended December 31, 2007 included in Corporate Express' annual report on Form 20-F for the year ended December 31, 2007;

  iv.
  separate historical unaudited consolidated financial statements of Corporate Express as of and for the six months ended June 30, 2008 included in Staples' current report on Form 8-K filed with the SEC on December 2, 2008; and

  v.
  separate historical unaudited consolidated financial statements of Staples as of and for the quarter ended November 1, 2008 included in Staples' quarterly report on Form 10-Q for the quarter ended November 1, 2008.

STAPLES, INC. AND CORPORATE EXPRESS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(amounts in thousands, except per share amounts)

Fiscal Year Ended February 2, 2008

	Staples (a) 2/2/08	Corporate Express (b), (c) 12/31/07	Pro Forma Adjustments		Pro Forma Combined
Sales	$19,372,682	$7,692,558	$(66,419)	(e), (i)	$26,998,821
Cost of goods sold and occupancy costs	13,822,011	6,077,921	(40,132)	(e), (i)	19,859,800

Gross profit	5,550,671	1,614,637	(26,287)		7,139,021

Operating and other expenses
Selling, general and administrative	3,986,758	1,320,694	(11,344)	(i)	5,296,108
Amortization of intangibles	15,664	17,747	85,499	(f)	118,910

Total operating expenses	4,002,422	1,338,441	74,155		5,415,018

Operating income	1,548,249	276,196	(100,442)		1,724,003
Other income (expense)	6,233	(157,919)	(86,743)	(g), (i)	(238,429)

Earnings (loss) from continuing operations before income taxes, minority interests and discontinued operations	1,554,482	118,277	(187,185)		1,485,574
Income tax expense (income)	559,614	(5,005)	(22,954)	(h), (i)	531,655
Minority interests	(802)	23,475	—		22,673

Earnings (loss) from continuing operations	995,670	99,807	(164,231)		931,246
Income from discontinued operations	—	152,967	17,980	(i)	170,947

Net income (loss)	$995,670	$252,774	$(146,251)		$1,102,193

Earnings per share from continuing operations
Basic	$1.41				$1.32
Diluted	$1.38				$1.29
Average common stock and common stock equivalent shares outstanding
Basic	704,828				704,828
Diluted	720,202				720,202

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

STAPLES, INC. AND CORPORATE EXPRESS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(amounts in thousands, except per share amounts)

Nine Months Ended November 1, 2008

	Staples (a) 11/1/08	Corporate Express (b), (c), (d) 6/30/08	Pro Forma Adjustments		Pro Forma Combined
Sales	$16,910,207	$4,062,302	$(687,651)	(e), (i), (j)	$20,284,858
Cost of goods sold and occupancy costs	12,323,649	3,210,249	(547,040)	(e), (i), (j)	14,986,858

Gross profit	4,586,558	852,053	(140,611)		5,298,000
Operating and other expenses
Selling, general and administrative	3,450,599	766,211	(54,400)	(i), (j)	4,162,410
Integration and restructuring	132,445	—	—		132,445
Amortization of intangibles	46,426	10,489	35,037	(f), (j)	91,952

Total operating expenses	3,629,470	776,700	(19,363)		4,386,807

Operating income	957,088	75,353	(121,248)		911,193
Other income (expense)	(68,423)	(90,190)	35,837	(g), (i), (j)	(122,776)

Earnings (loss) from continuing operations before income taxes, minority interests and discontinued operations	888,665	(14,837)	(85,411)		788,417
Income tax expense (income)	363,588	(8,792)	(25,804)	(h), (i), (j)	328,992
Minority interests	5,859	12,559	(2,129)	(j)	16,289

Earnings (loss) from continuing operations	519,218	(18,604)	(57,478)		443,136
Income from discontinued operations	—	—	64,268	(i), (j)	64,268

Net income (loss)	$519,218	$(18,604)	$6,790		$507,404

Earnings per share from continuing operations
Basic	$0.75				$0.64
Diluted	$0.73				$0.62
Average common stock and common stock equivalent shares outstanding
Basic	696,811				696,811
Diluted	710,684				710,684

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Pro Forma Presentation

        In July 2008, Staples completed its acquisition of substantially all the issued and outstanding shares of Corporate Express. The unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

        Under the purchase method of accounting, the total estimated purchase price is allocated to Corporate Express' net tangible and intangible assets based on their estimated fair values as of July 2, 2008, the effective date of the acquisition. The table below represents a preliminary allocation of purchase price based on management's estimate of the fair values of acquired assets and assumed liabilities, as described in the introduction to these unaudited pro forma condensed combined financial statements (in thousands):

Receivables	$1,352,965
Merchandise inventories	737,873
Property, plant and equipment	462,953
Goodwill	2,489,172
Intangible assets	865,200
Accounts payable and accrued expenses	(1,450,735)
Other assets and liabilities, net	(75,617)

Net cash consideration	$4,381,811

        The Company is in the process of gathering information to finalize its valuation of certain assets and liabilities, primarily the determination of amounts relating to machinery and equipment, owned real estate, acquired leasehold interests and capitalized software. The purchase price will be finalized once the Company has all the necessary information to complete its estimate, but no later than one year from the acquisition date. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset value. The Company has utilized net book value as its best estimate for real and personal property while it finalizes its valuation. The impact of any depreciation resulting from this step-up is not expected to be material to any period presented. Upon completion of the fair value assessment, Staples anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

        Of the total purchase price, $865.2 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of income.

        The preliminary allocation of the intangible assets included in these pro-forma financial statements is as follows (amounts in thousands):

Description	Estimated fair value	Estimated average useful life
Customer relationships	$692,900	12.6 years
Tradenames	162,300	6.9 years
Order backlog	10,000	1.5 years

        The value assigned to Corporate Express' customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date, taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 10% was deemed appropriate for valuing the existing customer base.

        The acquired intangible assets related to the Corporate Express acquisition will result in the following approximate annual amortization expense (in thousands):

2008	$60,200
2009	100,500
2010	69,900
2011	69,900
2012	69,900
2013	69,900
Thereafter	424,900

$865,200

Note 2. Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined statements of income are as follows:

  a)
  Represents Staples' historical consolidated statements of income for the fiscal year ended February 2, 2008 and the 39 weeks ended November 1, 2008, prepared in accordance with US GAAP.

  b)
  Represents Corporate Express' historical consolidated statements of income for the fiscal year ended December 31, 2007 and the six month period ended June 30, 2008, prepared in accordance with IFRS. See (c) and (d) below for further information regarding these financial statements.

  c)
  Certain reclassifications have been made to Corporate Express' historical consolidated statements of income for the fiscal year ended December 31, 2007 and the six month period ended June 30, 2008 to conform to the presentation used in the unaudited pro forma condensed combined statements of income. The reclassifications impact the classification of certain vendor promotional monies and certain occupancy, distribution and delivery expenses, but had no impact on net income.

  d)
  The results for the six month period ended June 30, 2008 include expenses of $124.0 million, net of taxes, related to strategic initiatives and certain transaction costs that were incurred by Corporate Express prior to the acquisition by Staples.

  e)
  Adjustment to reflect the recognition of sales and cost of goods sold for printing machines sold with repurchase commitments, net of expired repurchase commitments, in accordance with US GAAP. For the year ended February 2, 2008, $20.8 million of sales and $17.1 million of cost of goods sold that were previously deferred were recognized; for the nine months ended November 1, 2008, $10.8 million of sales and $8.7 million of cost of goods sold were recognized as the Company was released from the related repurchase obligations.

  f)
  Adjustment to reflect estimated intangible asset amortization expense of $103.2 million and $47.3 million for the year ended February 2, 2008 and the nine months ended November 1, 2008, respectively, resulting from fair value adjustments to Corporate Express' intangible assets, less the elimination of historical amortization expense related to Corporate Express intangible assets.

  g)
  Adjustment to reflect additional interest expense of $227.5 million and $37.5 million for the year ended February 2, 2008 and the nine months ended November 1, 2008, respectively, related to the borrowings under the Company's commercial paper program, the 2008 Credit Agreement which serves as a backstop to the Company's commercial paper program, the Company's existing revolving credit facility, and a $400.0 million term credit facility (which was paid off and terminated in November 2008) to partially fund the acquisition of Corporate Express (collectively the "Acquisition Financing"). Estimated interest expense related to the Acquisition Financing was derived based on estimated average prevailing rates in effect for the different instruments during the periods indicated. Interest rates ranged from 4.6% to 8.4% for the year ended February 2, 2008 and ranged from 2.6% to 5.1% for the nine months ended November 1, 2008. In addition, the adjustment reflects the elimination of $141.4 million of interest for the year ended February 2, 2008 and $71.4 million for the nine months ended November 1, 2008 related to the Corporate Express debt that was repaid at the acquisition date. No adjustment was made to reduce historical interest income to reflect the Company's use of available cash in this acquisition.

  h)
  Adjustment to apply the effective tax rate of the combined company to the pro forma adjustments for the year ended February 2, 2008 and the nine months ended November 1, 2008. The effective tax rate is based on the geographic mix of earnings for the combined company and does not reflect tax planning strategies that may be implemented for the combined entity on a prospective basis.

  i)
  Adjustment to reflect the results of the Veenman business as a discontinued operation under US GAAP. As a result of this change, the following financial statement line items were adjusted by the amounts below (amounts in thousands):

	Fiscal Year Ended February 2, 2008	Nine Months Ended November 1, 2008
Sales	$87,232	$25,893
Cost of goods sold and occupancy costs	57,211	16,839
Selling, general and administrative	11,344	(55,393)
Other income (expense)	621	77
Income tax expense (income)	1,318	256
  j)
  The operating results of Corporate Express have been included in Staples' consolidated financial statements since July 2, 2008. This adjustment removes the July operating results for Corporate Express that are included in Staples' statement of income for the nine months ended November 1, 2008.

Note 3. Non-recurring items

        Certain restructuring and integration charges will be recorded subsequent to the acquisition that, under purchase accounting, may or may not be treated as part of the purchase price for Corporate Express. Any such costs are not factually supportable at this time and therefore have not been reflected in the unaudited condensed combined financial information.

        Non-recurring charges resulting from the acquisition that are not included in the pro forma condensed combined statement of income may include the following: planning and consulting costs related to combining the two companies, facility closure costs, systems write-offs, retention costs, and potential asset impairments. In addition, certain historical tax assets may be negatively impacted by the acquisition, which could result in additional tax expense that would be recognized through an increase in the Company's effective tax rate. At this time, the Company is in the preliminary planning phase for the integration and, therefore, cannot reasonably assert that the above list is complete. As additional knowledge is gained about the acquired business, other integration and restructuring costs may be identified.

DESCRIPTION OF NOTES

        We are offering an initial aggregate principal amount of $1,500,000,000 of our 9.750% Senior Notes due January 15, 2014, which we refer to as the Notes. The following discussion of the terms of the Notes supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in "Description of Debt Securities" in the accompanying prospectus. Certain terms used but not defined in this prospectus supplement have the meanings specified in the accompanying prospectus.

        In this section entitled "Description of Notes" when we refer to "Staples," "the Company," "we," "our" or "us," we are referring to Staples, Inc., as issuer of the Notes, and not to any of its subsidiaries.

General

        The Notes will be issued under an indenture to be dated as of January 15, 2009 among Staples, Inc., as issuer, the Subsidiary Guarantors and HSBC Bank USA, National Association, as trustee. The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. A copy of the form of indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. You may obtain a copy of the indenture from us without charge. See the section entitled "Where You Can Find More Information" in this prospectus supplement.

        The Notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or any exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

        The Notes will be issued in an initial aggregate principal amount of $1,500,000,000 and will mature at 100% of their principal amount on January 15, 2014. The Notes will not be listed on any securities exchange.

        The rights described under "Description of Debt Securities—Legal Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the Notes.

Interest

        The Notes will bear interest at 9.750% per annum from January 15, 2009, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the January 1 or July 1 immediately preceding the respective interest payment on January 15 or July 15 of each year, respectively, commencing July 15, 2009.

        If any interest payment date, date of redemption or the maturity date of any of the Notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

Guarantees

        The Notes will be guaranteed by the Subsidiary Guarantors on the terms and conditions described in the accompanying prospectus.

Interest Rate Adjustment

        The interest rate payable on the Notes will be subject to adjustments from time to time if Moody's Investors Service, Inc. ("Moody's") (or, if applicable, any Substitute Rating Agency (as defined below)) or

Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. ("S&P") (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the rating assigned to the Notes, as set forth below.

        If the rating of the Notes from Moody's or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate set forth on the cover page of this prospectus supplement by the percentage points set forth below opposite that rating.

Moody's Rating*	Percentage Points
Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

      *
      Including the equivalent rating of any Substitute Rating Agency.

        If the rating with respect to the Notes from S&P or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate set forth on the cover page of this prospectus supplement by the percentage points set forth below opposite that rating.

S&P Rating*	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

      *
      Including the equivalent rating of any Substitute Rating Agency.

        If at any time the interest rate on the Notes has been adjusted upward as a result of a decrease in a rating by an Interest Rate Rating Agency and that Interest Rate Rating Agency subsequently increases its rating on the Notes to any of the ratings set forth in the tables above, the per annum interest rate on the Notes will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of this prospectus supplement for the Notes plus the percentage points set forth opposite the ratings in effect immediately following the increase in the tables above; provided, however, that if Moody's or any Substitute Rating Agency subsequently increases its rating on the Notes to "Baa3" (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to "BBB-" (or its equivalent if with respect to any Substitute Rating Agency) or higher, the per annum interest rate on the Notes will be decreased to the interest rate set forth on the cover page of this prospectus supplement.

        No adjustment in the interest rate on the Notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating. If at any time less than two Interest Rate Rating Agencies provide a rating on the Notes, the Company will use commercially reasonable efforts to obtain a rating on the Notes from another "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a resolution of the Company's board of directors, a "Substitute Rating Agency"), for purposes of determining any increase or decrease in the per annum interest rate on the Notes pursuant to the tables above, (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (2) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody's and S&P in such tables, and (3) the per annum interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (2) above) (plus any applicable percentage points resulting from a decreased rating by the other Interest Rate Rating Agency). For so long as (a) only one Interest Rate Rating Agency provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above and (b) no Interest Rate Rating Agency provides a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus supplement. If Moody's or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within the Company's control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the per annum interest rate on the Notes shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on the Notes, as the case may be.

        Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the per annum interest rate on the Notes be reduced below the interest rate set forth on the cover page of this prospectus supplement or (2) the per annum interest rate on the Notes exceed 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

        Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

        The interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if the Notes become rated "A3" (or its equivalent) or higher by Moody's (or any Substitute Rating Agency) and "A-" (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if the Notes are rated by only one Interest Rate Rating Agency, in each case with a stable or positive outlook.

Change of Control

        If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless we have exercised our right to satisfy and discharge or to defease the Notes prior to maturity as described below, holders of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (a "Change of Control Offer") on the terms set forth in the Indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (a "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event with respect to the Notes, we will be required to mail a notice to holders of the Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts and compliance with law.

        On the Change of Control Payment Date, we will be required, to the extent lawful, to:

  •
  accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

        We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture governing the Notes, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all" there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another person or group may be uncertain. In such case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

        For purposes of the foregoing discussion of a repurchase at the option of holders upon a Change of Control Triggering Event, the following definitions are applicable:

        "Below Investment Grade Rating Event" means that the rating of the Notes is lowered by at least two of the three Rating Agencies (as defined below), and the Notes are rated below an Investment Grade Rating by at least two of the Rating Agencies, on any date during the period commencing 60 days prior to the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "Change of Control" means the occurrence of any of the following: (1) any event (including, without limitation, any merger or consolidation), the result of which is that any Person (as defined in the indenture) becomes the beneficial owner directly or indirectly, of more than 50% of the then outstanding voting stock of the Company, measured by voting power; (2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than (i) by way of merger or consolidation or (ii) to the Company or one or more direct or indirect wholly owned subsidiaries of the Company), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to one or more Persons; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company's voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock, measured by voting power, of the resulting or surviving Person (or of any direct or indirect parent company of the resulting or surviving Person) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company's Board of Directors (as defined in the indenture) are not Continuing Directors; or (5) the adoption of a plan providing for the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction described in clause (1) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company's voting stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For purposes of this definition, "voting stock" of any specified Person as of any date means capital stock of such Person that is at the same time entitled to vote generally in the election of the board of directors (or comparable governing body) of such Person.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors, whether or not directors on the issue date of the Notes, who were members of such Board of Directors at the time of such nomination or election.

        "Fitch" means Fitch Ratings.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Moody's" means Moody's Investors Services, Inc.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

Optional Redemption

        All or a portion of the Notes may be redeemed at our option at any time or from time to time. The redemption price for the Notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the Notes being redeemed on the redemption date; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that redemption date (not including any portion of such payments representing interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 50 basis points, as determined by the Reference Treasury Dealer (as defined below),

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on any Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption. We will pay the redemption price and any accrued interest once you surrender your note for redemption.

        If fewer than all of the Notes are being redeemed, the trustee will select the Notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Upon surrender of any Note redeemed in part, the holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note.

        For purposes of the foregoing discussion of our optional redemption right, the following definitions are applicable:

        "Adjusted Treasury Rate" means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (B) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

        "Independent Investment Banker" means an independent investment banker of national standing appointed by us.

        "Reference Treasury Dealer" means (A) Barclays Capital Inc., Banc of America Securities LLC and HSBC Securities (USA) Inc. and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer and (B) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Further Issuances

        We may, without the consent of the holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status or otherwise as the Notes, except for the public offering price, amount and date of the first payment of interest thereon and the issue date. No additional Notes may be issued if an event of default has occurred and is continuing with respect to the Notes. In addition to the Notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Relationship with the Trustee

        The trustee under the Indenture, HSBC Bank USA, National Association, is also a co-syndication agent and lender under our bank credit facilities.

Book-Entry System

        The Notes will initially be issued in the form of a global debt security held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will be the sole registered holder of the Notes for all purposes under the Indenture. DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act.

        DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See "Description of Debt Securities—Book-Entry Procedures for Global Securities" in the accompanying prospectus.

        Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

        Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

        Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

        Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

        Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When the Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the Notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the Notes will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer the Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of the Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with Notes held as capital assets (generally for investment purposes) by a beneficial owner who purchases Notes on original issuance at the initial offering price at which a substantial amount of the Notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the "issue price." This summary does not address all aspects of U.S. federal income and estate taxes related to the purchase, ownership and disposition of the Notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

  •
  tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

  •
  tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of Notes whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to partnerships or other pass-through entities and their members;

  •
  tax consequences to certain former citizens or residents of the United States;

  •
  U.S. federal alternative minimum tax consequences, if any;

  •
  any state, local or foreign tax consequences; and

  •
  U.S. federal estate or gift taxes, if any, except as set forth below with respect to non-U.S. holders.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR INVESTOR. THIS SUMMARY DOES NOT ADDRESS THE TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY FOREIGN, STATE, OR LOCAL JURISDICTION. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN SPECIFIC SITUATION, AS WELL AS CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

        In this discussion, we use the term "U.S. holder" to refer to a beneficial owner of Notes, that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        We use the term "non-U.S. holder" to describe a beneficial owner (other than a partnership or other pass-through entity) of Notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

  Taxation of Interest

        Subject to the discussion below under "Additional Payments," it is anticipated, and this discussion assumes, that the Notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes, in which case interest on a Note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder's usual method of accounting for tax purposes. If, however, the issue price of the Notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

  Additional Payments

        In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the Notes. For example, if we are required to repurchase Notes in connection with a Change of Control as described in "Description of Notes—Change of Control", we must pay a 1% premium, and in certain circumstances, the interest rate on the notes may be adjusted upward as described in "Description of Notes—Interest Rate Adjustment." In addition, we may redeem the Notes at any time, and upon such a redemption we may be required to pay amounts in excess of accrued interest and principal on the Notes as described in "Description of Notes—Optional Redemption." The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing "contingent payment debt instruments." According to those regulations, the possibility that additional payments will be made will not cause the Notes to be contingent payment debt instruments if, as of the date the Notes are issued, there is only a remote chance that such payments will be made, the amount of such payments is incidental, or certain other exceptions apply. We believe that the likelihood that we will be obligated to repurchase the Notes upon a change of control and pay the 1% premium is remote and/or that the 1% premium is incidental and that, with respect to the potential payment of additional interest in the event of a ratings downgrade, it is significantly more likely than not that the interest payments on the Notes will be made at the original issue interest rates. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the Notes to the contingent payment debt rules. Under current U.S. Treasury Regulations, the optional redemption at a potential premium does not cause the Notes to be subject to the contingent payment debt rules because such a redemption would increase the yield on the Notes and therefore is deemed not to be exercised by us.

        Therefore, we have determined (and the remainder of this discussion assumes) that the Notes are not contingent payment debt instruments. Our determination is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the Notes are not contingent payment debt instruments is not, however, binding on the

IRS. If the IRS were to successfully challenge our determination and the Notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the Notes, regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder. If any additional payments are in fact made, U.S. holders will be required to recognize such amounts as income.

  Sale, Redemption or Other Taxable Disposition of Notes

        A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a Note equal to the difference between the amount realized (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and such U.S. holder's adjusted tax basis in the Note. A U.S. holder's tax basis in a Note will generally be equal to the amount that such U.S. holder paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the Note, a U.S. holder is treated as holding the Note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. holder's ability to deduct capital losses may be limited.

  Assumption of our Obligations under the Notes

        Under certain circumstances described under the heading "Description of Debt Securities—Merger, Consolidation, Sale or Conveyance" in the accompanying prospectus, our obligations under the Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the Notes for new notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

  Satisfaction and Discharge

        If we were to obtain a discharge of our obligations under the Notes, as described above under "Description of Debt Securities—Satisfaction and Discharge Prior to Maturity" in the accompanying prospectus, it is likely that such discharge would be deemed to constitute a taxable exchange of the Notes for other property. In such case, a U.S. holder would be required to recognize gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

  Information Reporting and Backup Withholding

        Information reporting requirements generally will apply to payments of interest on the Notes and to the proceeds of a sale of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding at the applicable rate (currently 28%) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

  Payments of Interest

        In general, payments of interest on the Notes to, or on behalf of, a non-U.S. holder will be considered "portfolio interest" and, subject to the discussions below of income effectively connected with a U.S. trade or business and backup withholding, will not be subject to U.S. federal income or withholding tax, provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

  •
  the non-U.S. holder is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code; and

  •
  (a) the non-U.S. holder provides its name, address and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

        If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and includable in the non-U.S. holder's gross income.

        If a non-U.S. holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis under regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Sale, Redemption, Other Taxable Dispositions of Notes

        Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a Note (including a deemed exchange described below under "Satisfaction and Discharge") will not be subject to U.S. income tax unless:

  •
  that gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

        If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the Notes under regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

  Satisfaction and Discharge

        As described above under "Consequences to U.S. Holders—Satisfaction and Discharge," a Non-U.S. holder may be required to recognize gain or loss that is subject to tax as described above in "Consequences to Non-U.S. Holders—Sale, Redemption, Other Taxable Dispositions of Notes" and also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or an amount that is different than if the discharge had not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

        In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under "Consequences to Non-U.S. Holders—Payments of Interest" has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate (currently 28%) with respect to payments of the proceeds of the sale of a Note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

  U.S. Federal Estate Taxes

        A Note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual's death, provided that:

  •
  the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

  •
  interest payments with respect to such Note, if received at the time of the individual's death, would not have been effectively connected with the conduct of a U.S. trade or business by the individual.

 UNDERWRITING

        Barclays Capital Inc., Banc of America Securities LLC and HSBC Securities (USA) Inc. are acting as joint book-running managers of the offering and representatives of the underwriters named below. Under the terms of an underwriting agreement dated January 12, 2009, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of Notes shown opposite its name below:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$483,333,334
Banc of America Securities LLC	383,333,333
HSBC Securities (USA) Inc.	383,333,333
KeyBanc Capital Markets Inc.	125,000,000
Scotia Capital (USA) Inc.	50,000,000
PNC Capital Markets LLC	50,000,000
Keefe, Bruyette & Woods, Inc.	25,000,000

Total	$1,500,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased.

        The underwriters propose to offer the Notes initially at the public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer Notes to dealers at that price less concessions not in excess of 0.35% of the principal amount of the Notes. The underwriters may allow, and these dealers may reallow, a concession to the dealers not in excess of 0.175% of the principal amount of the Notes. After the initial public offering, the underwriters may change the public offering price and other selling terms.

Commission and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the Notes.

	Per note	Total
Notes	0.60%	$9,000,000

        The expenses of the offering that are payable by us are estimated to be approximately $2,000,000 (exclusive of underwriting discounts and commissions).

        We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

Liquidity of the Trading Market

        The Notes are new issues of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of the Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position. Similar to other purchase transactions, the underwriters' purchase to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

  •
  Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Relationships

        In the ordinary course of their respective businesses, the underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other similar services for us and our affiliates, for which they received, or will receive, customary fees and expenses. Certain of the underwriters or their affiliates are lenders under our Revolving Credit Facility and our 2008 Credit Agreement and may receive more than 10% of the net proceeds of this offering in connection with the repayment or reduction of our outstanding borrowings under these facilities. See "Use of Proceeds". Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2710(h) of the NASD Conduct Rules. The 2008 Credit Agreement under which we obtained loans and issued backstopped commercial paper in an aggregate amount of $3.0 billion in connection with our acquisition of Corporate Express, currently serves as the primary backstop for our commercial paper program. The 2008 Credit Agreement provides that the lenders' commitments under the 2008 Credit Agreement will be permanently reduced in an amount equal to the net cash proceeds received by us in this offering, effective ten business days following the receipt of such proceeds, with the proceeds to be held on deposit in the interim and applied only to the repayment of outstanding commercial paper and indebtedness under our Revolving Credit Facility. In addition, Barclays Capital Inc. has agreed to reimburse certain of our expenses and other costs related to this offering.

 WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the Internet at the SEC's EDGAR website at http://www.sec.gov or from our website at www.staples.com. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

        You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Information about us is also available at our website at www.staples.com. Our website and the information contained on it are not part of this prospectus supplement or the accompanying prospectus. This reference to our website is intended to be an inactive textual reference only.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus supplement and the accompanying prospectus. Any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the corresponding information contained in this prospectus supplement and the accompanying prospectus.

        We specifically are incorporating by reference the following documents filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our annual report on Form 10-K for the fiscal year ended February 2, 2008;

  •
  Our quarterly reports on Form 10-Q for the fiscal quarters ended May 3, 2008, August 2, 2008 and November 1, 2008;

  •
  Our current reports on Form 8-K filed February 19, 2008, April 1, 2008, May 9, 2008, June 13, 2008, June 16, 2008, July 2, 2008, July 14, 2008, July 17, 2008, September 10, 2008, September 30, 2008, October 29, 2008, December 2, 2008 and December 30, 2008 and our current reports on Form 8-K/A filed September 3, 2008 and December 2, 2008; and

  •
  Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished to, rather than filed with, the SEC, after the date of this prospectus supplement until the termination or expiration of this offering.

        We also incorporate by reference the consolidated financial statements as of December 31, 2007 and 2006 and for the three years in the period ended December 31, 2007, including the notes thereto, and the related Report of Independent Registered Public Accounting Firm, contained in the Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed by Corporate Express N.V. (File no. 1-16663) on March 14, 2008.

        You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Staples, Inc.
500 Staples Drive
Framingham, MA 01702
Telephone: (800) 468-7751
Attention: Investor Relations

LEGAL MATTERS

        The validity of the Notes will be passed upon for Staples by Wilmer Cutler Pickering Hale and Dorr LLP. Certain of the attorneys at Wilmer Cutler Pickering Hale and Dorr LLP own shares of Staples' common stock. Certain legal matters will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York.

PROSPECTUS

STAPLES, INC.

DEBT SECURITIES

        We may from time to time offer to sell the debt securities described in this prospectus. The debt securities will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. If specified in the applicable prospectus supplement, the debt securities will be fully and unconditionally guaranteed by Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples the Office Superstore, Limited Partnership, which we refer to as the Subsidiary Guarantors. The Subsidiary Guarantors may be released from their respective obligations under the guarantees upon the occurrence of certain circumstances described under "Description of Debt Securities—Subsidiary Guarantees" or as otherwise described in the applicable prospectus supplement.

        Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements may also add, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should carefully read this prospectus and the applicable prospectus supplement, including the information incorporated by reference, prior to investing in our debt securities.

        We may offer and sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

        Investing in these debt securities involves risks. See "Risk Factors" contained in the accompanying prospectus supplement and in the documents incorporated herein by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2008.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities offered by us. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus; accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the debt securities offered, the initial public offering price, the price paid for the securities by any underwriters, net proceeds and the other specific terms related to the offering of the debt securities.

        You should rely only on the information provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any "free writing prospectus" we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale of the debt securities is not permitted. You should not assume that the information appearing in this prospectus, the accompanying prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context requires otherwise, references to "Staples," "we," "us," "our" and the "Company" refer collectively to Staples, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the Internet at the SEC's EDGAR website at http://www.sec.gov or from our website at www.staples.com. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

        You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Information about us is also available at our website at www.staples.com. Our website and the information contained on it are not part of this prospectus. This reference to our website is intended to be an inactive textual reference only.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus.

        We specifically are incorporating by reference the following documents filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our annual report on Form 10-K for the fiscal year ended February 2, 2008;

  •
  Our quarterly reports on Form 10-Q for the fiscal quarters ended May 3, 2008, August 2, 2008 and November 1, 2008;

  •
  Our current reports on Form 8-K filed February 19, 2008, April 1, 2008, May 9, 2008, June 13, 2008, June 16, 2008, July 2, 2008, July 14, 2008, July 17, 2008, September 10, 2008, September 30, 2008, October 29, 2008 and December 2, 2008 and our current reports on Form 8-K/A filed September 3, 2008 and December 2, 2008; and

  •
  Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished to, rather than filed with, the SEC, after the date of this prospectus until we sell all of the debt securities being registered by this registration statement.

        We also incorporate by reference the consolidated financial statements as of December 31, 2007 and 2006 and for the three years in the period ended December 31, 2007, including the notes thereto, and the related Report of Independent Registered Public Accounting Firm, contained in the Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed by Corporate Express N.V. (File no. 1-16663) on March 14, 2008.

        You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Staples, Inc.
500 Staples Drive
Framingham, MA 01702
Telephone: (800) 468-7751
Attention: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained, or incorporated by reference, in this prospectus and the accompanying prospectus supplement discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading "Risk Factors" in the accompanying prospectus supplement and are disclosed in the information incorporated by reference in this prospectus, including in Item 1A, Risk Factors, of our Form 10-K for the fiscal year ended February 2, 2008 and Form 10-Q for the fiscal quarter ended November 1, 2008.

        We undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

 THE COMPANY

        Staples is the world's leading office products company. We pioneered the office products superstore concept by opening the first office products superstore in Brighton, Massachusetts in 1986 to serve the needs of small businesses. The office products industry has experienced significant growth since 1986, expanding to include a variety of retailers, dealers and distributors, including other high-volume office supply chains. Staples, Inc. and its subsidiaries operate in three business segments: North American Retail, North American Delivery, and International Operations.

  •
  Staples' North American Retail Operations consist of our U.S. and Canadian business units that sell office products, supplies and services through 1,832 retail stores as of November 1, 2008.

  •
  Staples' North American Delivery Operations consist of our U.S. and Canadian contract, catalog and internet business units that sell and deliver office products, supplies and services directly to customers.

  •
  Staples' International Operations consist of business units that operate office products stores and that sell and deliver office products and services directly to customers and businesses in 25 countries in Europe, Asia, Australia and South America.

        In July 2008, we acquired Corporate Express N.V. ("Corporate Express"), a Dutch office products distributor with operations in North America, Europe and Australia, through a tender offer for all of its outstanding capital stock. The acquisition of Corporate Express establishes a contract business in Europe and Canada and increases our contract business in the United States. The acquisition also extends our geographic reach to Australia and New Zealand. As a result of the acquisition, we have operations in 27 countries.

        The aggregate cash purchase price of 2.8 billion Euros (approximately $4.4 billion, net of cash acquired) for the capital stock of Corporate Express and for our repayment of most of Corporate Express debt was funded primarily with the sale of notes under our commercial paper program, which is backstopped by our $3.0 billion credit agreement, and additional funds from our $400.0 million credit facility, our existing revolving credit facility and our available cash and short-term investments.

        At the time the tender offer was fully settled on July 23, 2008, we had acquired more than 99% of the outstanding capital stock of Corporate Express. We intend by the end of fiscal year 2009 to acquire the remaining capital of Corporate Express by means of a compulsory acquisition procedure in accordance with the Dutch Civil Code. In July 2008, we also acquired all of the outstanding 8.25% Senior Subordinated Notes due July 1, 2014 and all of the outstanding 7.875% Senior Subordinated Notes due March 1, 2015 of Corporate Express U.S. Finance Inc., a wholly owned subsidiary of Corporate Express.

        The operating results of Corporate Express have been included in our condensed consolidated financial statements since July 2, 2008, the date we declared the terms of the tender offer unconditional. The Corporate Express results are reported in Staples' North American Delivery and International Operations for segment reporting.

        The principal executive office of Staples, Inc. is located at Five Hundred Staples Drive, Framingham, Massachusetts 01702, and the telephone number is (508) 253-5000.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the debt securities described in this prospectus as set forth in the applicable prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference herein.

	Nine Months Ended	Fiscal Year Ended
	November 1, 2008	February 2, 2008	February 3, 2007	January 28, 2006	January 29, 2005	January 31, 2004
Ratio of Earnings to Fixed Charges(1)	4.45×	7.70×	7.35×	6.45×	6.31×	5.07×

(1)
These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interest adjusted to add back interest expense (including an estimate of interest within rent expense) less capitalized interest and fixed charges. Fixed charges include capitalized interest and interest expense (including an estimate of interest within rent expense).

DESCRIPTION OF DEBT SECURITIES

General

        You can find the definitions of the terms used in the following summary under the subheading "—Certain Definitions". In this section entitled "Description of Debt Securities" when we refer to "Staples," "the Company," "we," "our" or "us" we are referring to Staples, Inc., as issuer of the debt securities and not to any of its subsidiaries.

        This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued in one or more series under an indenture, to be entered into among us, the Subsidiary Guarantors (as defined below) and HSBC Bank USA, National Association, as trustee. The terms of the debt securities include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. When we offer to sell the debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the debt securities.

        We have summarized certain terms and provisions of the indenture. The summary is not complete. The form of indenture has been filed as an exhibit to the registration statement for these debt securities that we have filed with the SEC. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities.

        The indenture will not limit the amount of debt securities we may issue and provides that debt securities may be issued under it from time to time in one or more series. We may issue debt securities of one or more series up to an aggregate principal amount as we may authorize from time to time. With respect to each particular series that we offer by this prospectus, the prospectus supplement will describe the terms of each series of debt securities being offered, including:

  •
  the designation, aggregate principal amount, if any, and authorized denominations;

  •
  the maturity date;

  •
  the interest rate, if any, at which such debt securities shall bear interest and the method for calculating the interest rate;

  •
  the interest payment dates and the record dates for the interest payments;

  •
  any mandatory or optional redemption terms or prepayment or sinking fund provisions;

  •
  the place where we will pay principal and interest;

  •
  the denominations, if other than denominations of $1,000 or multiples of $1,000, such debt securities will be issued in;

  •
  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  •
  the date on which and the circumstances under which premium, if any, will be paid;

  •
  any listing on a securities exchange;

  •
  the initial public offering price, if any, established for such debt securities;

  •
  any additional events of default or covenants;

  •
  whether and under what circumstances the Company will pay additional amounts on the debt securities of the series held by non-U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such debt securities rather than pay such additional amounts;

  •
  whether the obligations of the Company under the debt securities will be guaranteed by the Subsidiary Guarantors;

  •
  whether the debt securities will be subject to the provisions described under "—Legal Defeasance and Covenant Defeasance" below; and

  •
  any other terms and conditions and any other deletions from, modifications or additions to the indenture in respect of such debt securities.

        The debt securities will be unsecured obligations of Staples and will rank equally with all other unsecured and unsubordinated indebtedness of Staples.

Subsidiary Guarantees

        If the prospectus supplement relating to debt securities of a series so specifies, the debt securities will be guaranteed by Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc., and Staples the Office Superstore, Limited Partnership, each a wholly owned direct or indirect subsidiary of Staples (each a "Subsidiary Guarantor"). The Subsidiary Guarantors also have guaranteed our currently outstanding 7.375% Senior Notes due 2012, our existing senior credit facilities and our existing commercial paper program. None of our other subsidiaries is now required, or will be required hereafter by the terms of the indenture, to guarantee any series of the debt securities.

        If the prospectus supplement relating to debt securities of a series specifies that the securities will be guaranteed, each Subsidiary Guarantor, jointly and severally, will unconditionally and irrevocably guarantee the due and punctual payment of the principal of and interest on the debt securities, all in accordance with the terms of the guarantees of the debt securities. The guarantees will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of the respective Subsidiary Guarantor. The guarantees will provide that the obligations of each Subsidiary Guarantor will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance. The subsidiary guarantees of the debt securities may be subject to review under United States federal or state fraudulent transfer law as described below.

        The indenture provides that a Subsidiary Guarantor may be released from its obligations under the indenture in connection with (i) any sale of all the voting stock of such Subsidiary Guarantor to any person (other than the Company or a subsidiary of the Company) or (ii) the conveyance or transfer of such Subsidiary Guarantor's property and assets substantially as an entirety or the merger of such Subsidiary Guarantor with or into any person that, after giving effect to the transaction, is not a subsidiary of Staples. The Company's senior credit facilities, commercial paper and publicly issued debt securities are each separately guaranteed by the Subsidiary Guarantors, and the guarantees under the indenture are intended to be released only in circumstances in which the guarantees of such other indebtedness have been released or will be released at substantially the same time. Accordingly, the indenture also provides that each Subsidiary Guarantor shall be automatically released from its guarantee and other obligations under the indenture if (a) such Subsidiary Guarantor is not then a guarantor of any other of Staples' then outstanding publicly issued debt securities (or its guarantee thereof is to be released substantially concurrently with or, upon compliance with provisions of the instruments governing such securities that shall be satisfied, promptly after the release of its guarantee under the indenture), (b) such Subsidiary Guarantor is not then a guarantor of any then existing senior credit facility of Staples (or its guarantee thereof is to be released substantially concurrently with or, upon compliance with provisions of each such facility that shall be satisfied, promptly after the release of its guarantee under the indenture), (c) such Subsidiary Guarantor is not then a guarantor of any then outstanding commercial paper issued under any commercial paper program of Staples (or its guarantee thereof is to be released substantially concurrently with or, upon compliance with provisions of such program that shall be satisfied, promptly after the release of its guarantee under the indenture) and (d) no default or Event of Default (as defined below) with respect to debt securities under the indenture shall have occurred and be continuing. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

        For purposes of the indenture,

  •
  "publicly issued debt securities" means any indebtedness that (a) is listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act, (b) is sold by means of any prospectus, offering circular or similar document typically used in connection with road show presentations, or (c) is marketed in an underwritten securities offering;

  •
  "senior credit facility" means any of (a) that certain Amended and Restated Revolving Credit Agreement dated as of October 13, 2006 among the Company and the lenders named therein and (b) that certain Credit Agreement dated as of April 1, 2008 among Staples, the Lenders named therein, Barclays Bank PLC, as Administrative Agent, Bank of America, N.A. and HSBC Bank USA, National Association, as Co-Syndication Agents, providing for a Total Commitment as of the Effective Date (in each case as defined therein) of $3,000,000,000, in each case, together with the documents related thereto, including any guarantees and security documents, as such agreements or documents may be amended, extended, renewed, restated, supplemented or replaced by one or more credit agreements or facilities (including any term loans and revolving loans thereunder), debt instruments and/or related documentation, or otherwise modified, in whole or in part, and without limitation as to amount outstanding or committed, maturity, terms, conditions, covenants and other provisions, from time to time, and any agreement, and related documentation, governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such senior credit facility or a successor senior credit facility, whether by the same or any other lender or group of lenders (other than, in each case, Indebtedness issued under the indenture); and

  •
  "commercial paper program" means the commercial paper program of Staples, as to which Barclays Capital Inc. as assignee of Lehman Brothers Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. act as dealers pursuant to the terms and conditions of their respective Commercial Paper Dealer Agreements with Staples, dated as of August 6, 2008, in the case of Barclays Capital Inc. and Banc of America Securities LLC, and September 19, 2008, in the case of J.P. Morgan Securities, Inc., together with the documents related thereto, including any guarantees and security documents, as such program or documents may be amended, extended, renewed, restated, supplemented or replaced by one or more commercial paper programs, debt instruments and/or related documentation, or otherwise modified, in whole or in part, and without limitation as to amount outstanding or committed, maturity, terms, conditions, covenants and other provisions, from time to time.

        The subsidiary guarantees of the debt securities may be subject to review under United States federal or state fraudulent transfer law, which could limit their enforceablility. To the extent that a United States court were to find that (x) the guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or a Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) the subsidiary issuing the guarantee did not receive fair consideration or reasonably equivalent value for issuing its guarantees and any Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, that court could avoid or subordinate the guarantees in favor of a Subsidiary Guarantor's other creditors. If the guarantees are subordinated, payments of principal and interest on the debt securities generally would be subject to the prior payment in full of all other indebtedness of the Subsidiary Guarantor. Among other things, a legal challenge of the guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by us of the debt securities. The extent (if any) to which a particular Subsidiary Guarantor may be deemed to have received such benefits may depend on our use of the proceeds of any offering of debt securities which are guaranteed by the Subsidiary Guarantors, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the Subsidiary Guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. There can be no assurance, however, that a court would determine that any particular Subsidiary Guarantor received fair consideration or reasonably equivalent value for issuing its guarantee.

Certain Covenants

  Limitation on Liens

        Staples may not, and may not permit any Principal Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of Staples or any Subsidiary upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Principal Subsidiary and owned by Staples or any Principal Subsidiary (whether such Principal Property, shares or evidences of Indebtedness were owned as of the date of the indenture or thereafter acquired), without making, or causing such Principal Subsidiary to make, effective provision to secure all of the outstanding debt securities by such Lien, equally and ratably with any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (A) the principal amount of all such other Indebtedness secured by all such Liens and (B) the then outstanding Attributable Value of all Sale and Lease-Back Transactions entered into after the date of the indenture and otherwise permitted only by clause (iii) described under "—Limitation on Sale and Lease-Back Transactions" below does not exceed 15% of Consolidated Net Tangible Assets of Staples. The foregoing restrictions shall not apply to Indebtedness secured by Liens existing on the date of the indenture or to: (i) Liens on any property existing at the time of the acquisition thereof; (ii) Liens on property of a corporation existing at the time such corporation is merged into, consolidated with or acquired by Staples or a Principal Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to Staples or a Principal Subsidiary, provided that such Lien as a result of such merger, consolidation, acquisition, sale, lease or other disposition is not extended to property owned by Staples or such Principal Subsidiary immediately prior thereto; (iii) Liens on property of a corporation existing at the time such corporation becomes a Principal Subsidiary; (iv) Liens securing Indebtedness of a Principal Subsidiary to Staples or to another Principal Subsidiary; (v) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interest or purchase money mortgage on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 24 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property and (b) the placing in operation of such property or of such property as so constructed, developed or improved; (vi) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that Staples or the applicable Principal Subsidiary must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to Staples or any Subsidiary; (vii) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; (viii) Liens to secure Indebtedness on any Principal Property of joint ventures which constitute Principal Subsidiaries in which Staples or a Principal Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures; (ix) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code; and (x) any extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to in clauses (i) to (iii) or (v), provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by clauses (i) to (iii) or (v) shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

  Limitation on Sale and Lease-Back Transactions

        Staples may not, and may not permit any Principal Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, unless (i) Staples or such Principal Subsidiary would be entitled to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property without equally and ratably securing the outstanding debt securities as described under clauses (i) through (x) of "—Limitation on Liens" above; (ii) Staples or such Principal Subsidiary applies, within 180 days after the effective date of such Sale and Lease-Back Transaction, an amount equal to the Net Available Proceeds therefrom to (A) the acquisition of one or more Principal Properties or (B) the retirement of the debt securities or the repayment of other Indebtedness of Staples or a Principal Subsidiary (other than such Indebtedness owned by Staples or a Principal Subsidiary) which, in the case of such Indebtedness of Staples, is not subordinate and junior in right of payment to the prior payment of the debt securities or (iii) after giving effect thereto, the sum of (A) the principal amount of all Indebtedness secured by a Lien upon any Principal Property, or upon shares of capital stock of or evidences of Indebtedness issued by any Principal Subsidiary and owned by Staples or any Principal Subsidiary and not otherwise permitted by clauses (i) through (x) under "—Limitation on Liens" above and (B) the Attributable Value of all Sale and Lease-Back Transactions entered into after the date of the indenture and otherwise prohibited in accordance with this paragraph does not exceed 15% of the Consolidated Net Tangible Assets of Staples. The foregoing restrictions will not apply to (x) a Sale and Lease-Back Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; (y) a Sale and Lease-Back Transaction between Staples and a Principal Subsidiary or between Principal Subsidiaries and (z) a Sale and Lease-Back Transaction between Staples or a Principal Subsidiary and a joint venture in which Staples or a Principal Subsidiary has an interest.

  Merger, Consolidation, Sale or Conveyance

        Staples may consolidate with or merge into any other Person or convey, transfer or lease its property and assets substantially as an entirety to any Person only if: (i) such successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Staples' obligations under the debt securities with the same effect as if it had been named therein, (ii) Staples or such successor entity, as the case may be, will not, immediately after such consolidation, merger, conveyance, transfer or lease, otherwise be in default in the performance of any such obligations and (iii) if, as a result of any such transaction, property or assets of Staples or any Principal Subsidiary would become subject to a Lien which would not be permitted by the limitation on Liens contained in the indenture, Staples or the successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities issued under the indenture equally and ratably with Indebtedness secured by such Lien.

        A Subsidiary Guarantor may consolidate with or merge into any Person (other than Staples or another Subsidiary Guarantor) or convey, transfer or lease its property and assets substantially as an entirety to any Person (other than Staples or another Subsidiary Guarantor) only under the same terms and conditions described in the preceding paragraph for such transactions by Staples unless such Subsidiary Guarantor's guarantee has been, or upon consummation of such transaction will be eligible to be, released as described above under "Subsidiary Guarantees".

        In the event of any such merger or consolidation by Staples, the Subsidiary Guarantors must reaffirm their duties under the guarantees, and in the event of any such merger, sale, transfer, consolidation, conveyance or other disposition by any Subsidiary Guarantor, each remaining Subsidiary Guarantor or the surviving entity, as the case may be, must reaffirm the duties and covenants of such Subsidiary Guarantor under the terms of the guarantees.

  Certain Definitions

        Set forth below is a summary of certain of the defined terms used under "—Certain Covenants". Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Attributable Value" in respect of any Sale and Lease-Back Transaction means, as of the time of determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to the weighted average interest rate borne by all debt securities then outstanding under the indenture at the time of determination compounded quarterly) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction.

        "Consolidated Net Tangible Assets" of Staples means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any notes and loans payable, current maturities of long-term debt and current maturities of obligations under capital leases) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of Staples and computed in accordance with generally accepted accounting principles.

        "Indebtedness" of any Person means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person and (iv) every obligation of the type referred to in clauses (i) through (iii) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of clause (iv), to the extent such Person has guaranteed or is responsible or liable for such obligations).

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Net Available Proceeds" from any Sale and Lease-Back Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Lease-Back Transaction or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Lease-Back Transaction; (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Lease-Back Transaction or by applicable law, be repaid out of the proceeds from such Sale and Lease-Back Transaction; and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Sale and Lease-Back Transaction; provided, however, that for purposes of clause (ii) as described under "—Limitation on Sale and Lease-Back Transactions" above the amount of Net Available Proceeds to be applied to any acquisition of Principal Properties or retirement of Securities or other Indebtedness shall be reduced by an amount equal to the sum of (A) an amount equal to the redemption price with respect to such Securities delivered within 180 days after the effective date of such Sales and Lease-Back Transaction to the trustee for retirement and cancellation and (B) the principal amount, plus any premium or fee paid in connection with a redemption in accordance with the terms, of such other Indebtedness voluntarily retired by the Company within such 180-day period, excluding in each case retirements pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

        "Person" means any individual, corporation, company, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

        "Principal Property" means any single parcel of real property or any permanent improvement thereon owned by Staples or any of its Subsidiaries including, without limitation, any office, store, warehouse, manufacturing facility or plant or any portion thereof, and any equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of 1% of the most recently calculated Consolidated Net Tangible Assets of Staples.

        "Principal Subsidiary" means any Subsidiary which owns any Principal Property.

        "Sale and Lease-Back Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any

Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty.

        "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof.

Status

        The debt securities of each series will constitute direct, unsecured, unconditional and unsubordinated obligations of Staples and will at all times rank pari passu among themselves and (subject to such obligations as are mandatorily preferred by law) with all other present and future unsecured and unsubordinated obligations of Staples. Most of Staples' business is conducted through subsidiaries. Any guarantees of the debt securities of any series will constitute direct, unsecured, unconditional, irrevocable and unsubordinated obligations of the Subsidiary Guarantors that will rank pari passu (subject to such other obligations as are mandatorily preferred by law and subject to the discussion above in "Subsidiary Guarantees") with all other present and future unsecured and unsubordinated obligations of the Subsidiary Guarantors, including obligations under other guarantees of the obligations of Staples. The Subsidiary Guarantors currently guarantee approximately $3,660.7 million of Staples' outstanding indebtedness as of November 1, 2008. Neither the indenture nor the debt securities of any series will limit other unsecured indebtedness or debt securities which may be incurred or issued by Staples or the Subsidiary Guarantors.

        The debt securities of each series will be structurally subordinated to the indebtedness of the non-guarantor subsidiaries of Staples. Any right of Staples to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities of each series to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Staples is itself recognized as a creditor of such subsidiary, in which case the claims of Staples would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Staples. As of November 1, 2008, there was outstanding approximately $422.9 million of indebtedness of Staples' subsidiaries that are not Subsidiary Guarantors (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheets of such subsidiaries in accordance with United States generally accepted accounting principles) as to which the debt securities would have been effectively structurally subordinated.

Events of Default

        An event of default with respect to debt securities of a series issued (an "Event of Default") is:

  (a)
  a default in the payment of principal or premium, if any, on any outstanding debt securities of that series;

  (b)
  a default for 30 days in the payment of any interest with respect to outstanding debt securities of that series;

  (c)
  a default in the performance of any other covenant of Staples or any Subsidiary Guarantor in the debt securities or the indenture with respect to any outstanding debt securities of that series for 90 days after written notice to Staples as provided in the indenture; or

  (d)
  certain events involving bankruptcy, insolvency or reorganization of Staples or Subsidiary Guarantors.

        If an Event of Default (other than an Event of Default described in subsection (d) above) with respect to any series of outstanding debt securities shall have occurred and be continuing, the trustee shall, at the written request of the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to Staples, declare the principal of all the debt securities of that series to be due and payable immediately, and upon any such declaration such principal and any accrued interest will become immediately due and payable. If an Event of Default specified in subsection (d) occurs and is continuing, the principal and any accrued interest on all of the debt securities then outstanding shall become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

        At any time after such declaration of acceleration with respect to Securities of any series has been made but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the then outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture.

        No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless such holder of debt securities of such series shall have previously given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the then outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal or interest on such note on or after the respective due dates expressed in such note.

Modifications and Amendments

        The indenture contains provisions for convening meetings of the holders of each series of debt securities to consider matters affecting their interests.

        Modifications and amendments of the indenture may be made, and certain past defaults by Staples may be waived, with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities to be affected at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby, (i) change the due date for any payment on any note, (ii) reduce the principal amount of any note or the interest rate thereon, (iii) change the coin or currency in which or the required places at which payments on the debt securities are to be made, (iv) permit Staples to redeem the debt securities if, prior to such action, Staples is not permitted to do so, (v) impair the unconditional nature of the subsidiary guarantees, (vi) impair the right to institute suit for the enforcement of payment in respect of a note, (vii) reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the indenture (viii) reduce the percentage of aggregate principal amount of outstanding debt securities necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults or (ix) change the obligation of Staples to maintain an office or agency in the places and for the purpose specified in the indenture.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may waive compliance by Staples and the Subsidiary Guarantors with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may waive any past default under the indenture with respect to such series, except a default or Event of Default in the payment of principal, premium, if any, or interest.

Legal Defeasance and Covenant Defeasance

        If the prospectus supplement relating to the debt securities of a series so specifies, Staples may, at its option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities of a particular series, except for:

  •
  the rights of holders of debt securities to receive payments of principal and interest from the trust referred to below when those payments are due;

  •
  Staples' obligations respecting the debt securities concerning issuing temporary debt securities, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for payments with respect to the debt securities being held in trust;

  •
  the rights, powers, trusts, duties and immunities of the trustee and Staples' obligations in connection therewith; and

  •
  the provisions of the indenture relating to such a discharge of obligations.

A discharge of this type is referred to as "legal defeasance."

        In addition, other than Staples' covenant to pay the amounts due and owing with respect to the debt securities of a particular series, Staples may elect to have its obligations as the issuer of debt securities of any series released with respect to covenants relating to the debt securities of such series. Thereafter, any failure to comply with those obligations will not constitute a default or Event of Default with respect to the debt securities of such series. If such a release of Staples covenants occurs, Staples failure to perform or a breach of the covenants or warranties defeased will no longer constitute an Event of Default with respect to those debt securities. A discharge of this type is referred to as "covenant defeasance."

        To exercise either of the rights described above, certain conditions must be met, including:

  •
  Staples must irrevocably deposit with the trustee, in trust for the debt security holders' benefit, moneys in the currency in which the debt securities are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the debt securities are denominated, or a combination of cash and such securities, in amounts sufficient to pay the principal of and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

  •
  the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the legal defeasance of the debt securities of a series, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

  •
  no default or Event of Default exists on the date of such deposit, subject to certain exceptions; and

  •
  the trustee must receive an opinion of counsel to the effect that Staples has complied with these conditions.

Satisfaction and Discharge Prior to Maturity

        The Company has the right at any time to satisfy and discharge its obligations, other than obligations generally described in the first two bullets of the first paragraph under "Legal Defeasance and Covenant Defeasance" above and certain other obligations, under any series of debt securities by depositing in trust with the trustee money and/or U.S. government obligations. The Company's exercise of this right is subject to certain conditions including that either (1) all securities (subject to certain exceptions) have been delivered to the Trustee for cancellation or (2) all securities not previously delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year.

        If such deposit is sufficient to make all payments of (1) interest on the debt securities prior to their redemption or maturity and (2) principal of (and premium, if any) and interest on such series of debt securities when due upon redemption or at maturity, all the obligations of the Company under such series of debt securities and the indenture as it relates to the debt securities will be discharged and terminated except as otherwise provided in the indenture. U.S. government obligations means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United Sates the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. government obligation or a specific payment of interest on or principal of any such U.S. government obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of the U.S. government obligation evidenced by such depository receipt.

        For U.S. income tax purposes, it is likely that any such deposit and discharge with respect to any debt securities will be treated as a taxable exchange of such debt securities for interests in the trust. In that event, a holder will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in such trust; and thereafter will be required to include in income a share of the income, gain and loss of the trust. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.

Governing Law

        The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        HSBC Bank USA, National Association is the trustee under the indenture. HSBC Bank USA, National Association has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The debt securities of each series will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Securities"). We will deposit the Global Securities upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), as the depositary, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Securities representing all or a portion of the debt securities of a series may be transferred, in whole and not in part, only to DTC or its nominee, or to a successor of DTC or its nominee. You may not exchange beneficial interests in the Global Securities for notes in certificated form except in the limited circumstances described below under "—Exchanges of Book-Entry Notes for Certificated Notes". Transfers of beneficial interests in the Global Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchanges of Book-Entry Notes for Certificated Notes

        You may not exchange a beneficial interest in a Global Security representing all or a portion of the debt securities of a series for a note in certificated form unless:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Security or has ceased to be a clearing agency registered under the Exchange Act and in either case we thereupon fail to appoint a successor depositary,

  •
  we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form, or

  •
  an Event of Default with respect to the debt securities represented by the Global Security shall have occurred and be continuing.

In all cases, certificated notes delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Book-Entry Procedures for Global Securities

        The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a "banking organization" within the meaning of the New York banking law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, and

  •
  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities for its participants. DTC also facilitates the clearance and settlement of securities transactions among participants through electronic book-entry changes in the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant.

        Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser, and beneficial owner, of such securities is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of the holdings of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect.

        As long as DTC, or its nominee, is the registered holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by such Global Security for all purposes under the indenture and the debt securities.

        Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes", owners of beneficial interests in a Global Security will not be entitled to have any portions of such Global Security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the Global Security, or debt securities of any series represented thereby, under the indenture or the debt securities.

        The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited to that extent. Because DTC can act only on behalf of its direct participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        We will make payments of the principal of, premium, if any, and interest on Global Securities to DTC or its nominee as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Security representing all or a portion of the debt securities of a particular series held by it or its nominee, will immediately credit participants' accounts with payments. DTC will credit each relevant participant with an amount proportionate to its respective beneficial interest in the principal amount of such Global Security representing all or a portion of the debt securities of such series as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in "street name". These payments will be the responsibility of such participants and will not be the responsibility of us, DTC or the trustee. Neither we, the trustee nor any of our respective agents will have any responsibility or liability for:

  •
  any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests in the Global Securities, or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        Interests in the Global Securities will trade in DTC's settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of debt securities of any series only at the direction of one or more participants to whose account DTC has credited the interests in the Global Securities and only in respect of such portion of the aggregate principal amount of the Global Securities in which such participant or participants have an interest. However, if there is an Event of Default under the debt securities of a particular series, DTC reserves the right to exchange the Global Securities for debt securities of such series in certificated form, and to distribute these debt securities to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Securities among participants of DTC they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Securities.

LEGAL MATTERS

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Wilmer Cutler Pickering Hale and Dorr LLP will provide an opinion regarding the authorization and validity of the debt securities and other legal matters. Certain of the attorneys at Wilmer Cutler Pickering Hale and Dorr LLP own shares of Staples' common stock.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended February 2, 2008, and the effectiveness of our internal control over financial reporting as of February 2, 2008, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given their authority as experts in accounting and auditing.

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Corporate Express for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000

Staples, Inc.

9.750% Senior Notes due January 15, 2014

PROSPECTUS SUPPLEMENT
JANUARY 12, 2009

Joint Book-Running Managers

Barclays Capital

Banc of America Securities LLC

HSBC

Co-Managers

KeyBanc Capital Markets

Scotia Capital

PNC Capital Markets LLC

Keefe, Bruyette & Woods